Exhibit 16.1

Deloitte & Touche LLP

Suite 200

350 South Grand Avenue

Los Angeles, CA 90071-3462

USA

Tel: +1 213 688 0800

Fax: +1 213 688 0100

www.deloitte.com

March 18, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of CB Richard Ellis Group, Inc.’s Form 8-K dated March 18, 2008, and have the following comments:

1.	We agree with the statements made in Item 4.01 (a)

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01 (b).

Yours truly,

Member of

Deloitte Touche Tohmatsu